EXHIBIT 5.1

                        [DORSEY & WHITNEY LLP LETTERHEAD]


                                 March 27, 1998


Alfacell Corporation
225 Belleville Avenue
Bloomfield, NJ 07003

         Re:      Registration Statement on Form S-3

Ladies and Gentlemen:

     You have requested our opinion with respect to the registration by Alfacell Corporation, a Delaware corporation (the "Company") pursuant to a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), of an aggregate of 3,918,299 shares of the
Company's Common Stock, $.001 par value per share (the "Common Stock") consisting of: (i) 2,387,150 outstanding shares of Common Stock (the "Outstanding Shares"), (ii) 1,168,575 shares of Common Stock issuable upon exercise of warrants (the "Warrants"), (iii) 350,574 shares of Common Stock issuable upon exercise of placement agent warrants (the "Placement Agent
Warrants") and (iv) 12,000 shares of Common Stock issuable upon exercise of options (the "Options").

     In so acting, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments and have conducted such other investigations of fact and law as we have deemed relevant and necessary to form a basis for the opinions hereinafter expressed. In conducting such examination, we have assumed (i) that all signatures are genuine, (ii) that all documents and instruments submitted to us as copies conform with the originals, and (iii) the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof. As to any facts material to this opinion, we have relied upon statements and representations of officers and other representatives of the Company and certificates or public officials and have not independently verified such facts.

     Based upon the foregoing, it is our opinion that the Outstanding Shares are validly issued, fully paid and non-assessable shares of Common Stock and that the shares of Common Stock issuable upon the proper exercise of the Warrants, the Placement Agent Warrants and the Options will be validly issued, fully paid and non-assessable when issued in accordance with the terms of such Warrants, Placement Agent Warrants and Options.

     We express no opinion as to the laws of any jurisdiction other than the State of New York and the United States of America. Insofar as the foregoing opinion relates to matters that would be controlled by the substantive laws of any jurisdiction other than the United States of America or the State of New York, we have assumed that the substantive laws of such jurisdiction conform in all respects to the internal laws of the State of New York.


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     We hereby  consent  to the  filing of this  opinion  as an  exhibit  to the
Registration Statement, and to the reference to our firm under the heading "Legal Matters" in the Prospectus constituting part of the Registration Statement relating to the registration of 3,918,299 shares of Common Stock.

                                         Very truly yours,

                                         DORSEY & WHITNEY LLP


                                         By:/s/KEVIN T. COLLINS
                                              Kevin T. Collins
                                              A Partner


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